Exhibit 4.1

AMENDMENT AGREEMENT TO SECURED CONVERTIBLE NOTE

DUE NOVEMBER 16, 2019

This Amendment Agreement (this “Amendment”) to the Secured Convertible Note due November 16, 2019 (the “Note”), is made and entered into as of August 14, 2018, among XpresSpa Group, Inc., a Delaware corporation (the “Company”), and the Holder (as identified on the signature page hereto). Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Note.

RECITALS:

WHEREAS, the Company, the Holder and certain other parties thereto entered into a Securities Purchase Agreement dated as of May 15, 2018 (the “SPA”) pursuant to which the Holder was issued a Note as set forth on the signature page hereto.

WHEREAS, pursuant to Section 2(a) of the Note, the Company is obligated, commencing on September 16, 2018, to make monthly payments of interest (the “Monthly Interest Payments”) in cash, or at the election of the Company, such interest may be paid in duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 (the “Common Stock”), or a combination thereof (the amount to be paid in shares of Common Stock, the “Interest Share Amount”).

WHEREAS, pursuant to Section 2(a) of the Note, the Interest Share Amount is to be determined by dividing the amount of interest on the subject Interest Payment Date by the then applicable Conversion Price.

WHEREAS, pursuant to Section 2(b) of the Note, the Company is obligated, commencing on September 16, 2018, to make monthly payments of the principal on the Note (the “Amortization Payments” and collectively with the Monthly Interest Payments, the “Monthly Payments”).

WHEREAS, pursuant to Section 2(b) of the Note, the Company may elect to pay the Amortization Payments with shares of Common Stock or a combination of cash and shares of Common Stock (the amount to be paid in shares of Common Stock, “Principal Share Amount”) subject to certain conditions. The Principal Share Amount is to be determined by dividing (i) the monthly principal amount by (ii) ninety percent (90%) of the VWAP of the Common Stock for the five (5) Trading Days commencing eight (8) days prior to the relevant Repayment Date and ending on the fourth (4th) Trading Day preceding such Repayment Date; provided, however, that notwithstanding the foregoing, the result of such calculation shall not be less than twenty percent (20%) of the Conversion Price on the Original Issue Date (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reclassifications, combinations or other similar transactions after the Issuance Date) (the “Conversion Price Floor”); provided, further, however, that the result of this calculation can be reduced below the Conversion Price Floor if the Company is not then subject to Nasdaq Listing Rule 5635(d) or if approved by Nasdaq.

WHEREAS, the Company and the Holder desire to amend certain terms of the Note and the SPA;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

1. The Company hereby agrees to make an initial Monthly Payment on or before August 15, 2018 (the “Initial Monthly Payment”), in shares of Common Stock at a value of $0.17 per share of Common Stock resulting in the issuance of an aggregate of [ ] shares of Common Stock to the Holder.

2.       The Holder hereby waives the Company’s obligation to make any Monthly Payments for the months of September, October, November and December 2018 (the “Waiver Period”); provided however, that, during the Waiver Period, the Holder, for itself only, may require the Company, by written notice to the Company upon two (2) Business Days’ advance notice, to make up to three (3) Monthly Payments in shares of Common Stock at a value of $0.17 per share of Common Stock.

3.       The Company and the Holder hereby acknowledge and agree that the Conversion Price Floor and Conversion Cap (as defined in the Note) shall apply to all Amortization Payments made hereunder.

4.       The Company and the Holder hereby acknowledge and agree that the shares of Common Stock issuable hereunder shall be deemed to be an “Exempt Issuance” pursuant to the definition of “Exempt Issuance” as defined in the SPA.

5.       Except as explicitly modified herein, the Transaction Documents (as defined in the SPA) shall remain in full force and effect.

6.       This Amendment shall be governed in accordance with terms of the Note.

7.       Except with respect to the material terms and conditions of this Amendment, which shall be disclosed at the earlier of the filing of the Company’s next Quarterly Report on Form 10-Q or two (2) business days, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Holder or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Holder shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. From and after the disclosure of the material terms and conditions of this Agreement, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with this Amendment.

8.       This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by the Company and the Holder, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment Agreement as of the date first above written.

COMPANY

XpresSpa Group, Inc.

___________________________

By:

Its:

[Holder signature page follows]

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IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment Agreement as of the date first above written.

___________________________________________

___________________________________________

___________________________________________

___________________________________________

[Print Name of Holder]
___________________________________________ [Signature]

Name: _____________________________________

Title: ________ Original Note Principal______________________ _____________________________

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